Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Reports 29% Increase in Proved Reserve Quantities
Anticipates Closing on Hastings Field Today
Provides Operational Update
Denbury Resources to Present at Upcoming Conferences
News Release
Released at 7:30 AM CDT
     DALLAS — February 2, 2009 — Denbury Resources Inc. (NYSE symbol: DNR) today announced that its total proved oil and natural gas reserves as of December 31, 2008 were 250.4 million barrels of oil equivalent (“MMBOE”), consisting of 179.0 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 428.0 billion cubic feet (“Bcf”) (71.3 MMBOE) of natural gas. This year-end proved reserve quantity represents a 29% increase over Denbury’s year-end proved reserve quantity estimates a year earlier (194.7 MMBOE at year-end 2007), in spite of an estimated 13.8 MMBOE (approximately 6% of year-end 2008 quantities) that were excluded as a result of the lower commodity prices at year-end 2008. Most of these excluded reserves were unrelated to the Company’s tertiary operations. The Company also announced that its proved carbon dioxide (“CO2”) reserves were 5.6 trillion cubic feet (“Tcf”) at year-end 2008, approximately the same as its proved CO2 reserve quantities at December 31, 2007 as the Company’s incremental CO2 reserves added during 2008 were offset by 2008 CO2 production. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities, for the eighth consecutive year. Approximately 50% of Denbury’s year-end 2008 proved reserve quantities are proved tertiary oil reserves, approximately 72% are oil reserves, and approximately 58% are categorized as proved developed.
Proved Reserve and Analysis
     Denbury added 89.0 MMBOE of proved reserves during 2008 (before netting out 2008 production, property sales and reserve revisions due to lower commodity prices) replacing approximately 525% of its currently estimated 2008 production, virtually all from internal organic growth. The most significant reserve additions during 2008 were approximately 63.3 MMBbls added in the Company’s tertiary oil operations and approximately 117 Bcfe (19.5 MMBOE) in the Barnett Shale area near Fort Worth, Texas, both before netting out 2008 production. The Company’s tertiary-related oil reserves added during the year were primarily at Tinsley (34.8 MMBOE), Heidelberg (22.4 MMBOE) and Lockhart Crossing Fields (4.0 MMBOE), in Phases III, II and I, respectively. Based on the fourth quarter 2008 production level, the Company’s tertiary oil reserves have a 15.7 R/P ratio (reserve life in years based on current production levels). The Company sold approximately 2.5 MMBOE of proved reserves during 2008 (based on December 31, 2007 reserve quantities) related to the last portion of its Louisiana natural gas properties.
     Preliminary unaudited estimates of 2008 capital spending include approximately $590 million for oil and natural gas development and exploration activities, approximately $460 million spent on Denbury’s CO2 producing wells, pipelines and facilities, and approximately $31 million expended on acquisitions. The Company received approximately $59 million in net proceeds from the sale of properties during 2008, primarily related to the closing of the remaining portion of the Company’s sale of its Louisiana natural gas properties, the majority of which were sold in late 2007. These capital expenditures include approximately $180 million incurred on unproved properties, primarily related to capital expenditures on new tertiary properties for which there were no proven reserves as of December 31, 2008. As part of the initial recognition of proved tertiary reserves at Tinsley, Heidelberg and Lockhart Crossing, the Company moved significant amounts of previously unevaluated costs to its full cost pool. The preliminary estimated net change in the Company’s unevaluated properties for 2008 is a net decrease of approximately $120 million.
     Based on these preliminary and unaudited 2008 estimates, 2008 finding costs, including the net change in future development cost for proved reserves, are currently estimated to be $12.07 per BOE (see reconciliation below). Using the more common “short-cut” method of computing finding cost which excludes the changes in future development costs and unevaluated properties, the Company’s 2008 finding costs would be estimated at less than $7.00 per BOE.
     The Company’s proved CO2 reserves remained at approximately 5.6 Tcf at December 31, 2008 (on a working interest basis), as the Company’s incremental reserves added were generally offset by the estimated 233 Bcf of CO2 produced during the year. During 2008, the Company’s estimated CO2 production capacity grew from approximately 700 MMcf/d at year-end 2007 to between 900 MMcf/d and 1 Bcf/d at year-end 2008.
     In accordance with Securities and Exchange Commission (“SEC”) requirements, Denbury’s proved reserves at December 31, 2008 were computed using unescalated year-end 2008 commodity prices of $44.60 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $5.71 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company as of December 31, 2008. The average price net to Denbury, contained in the reserve report, is approximately $40.87 per Bbl of oil, $21.59 per Bbl of natural gas liquids, and $4.92 per MMBtu of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”) was $1.9 billion at December 31, 2008, as compared to a PV-10 Value of $5.4 billion a year earlier. This decrease is primarily due to the 54% reduction in oil prices and 17% reduction in natural gas prices between the respective year-ends, partially offset by incremental reserves added during 2008. PV-10 Value is different than the standardized measure of discounted estimated future net cash flows, which is an after-tax calculation. Proved reserves at December 31, 2007 were computed using unescalated NYMEX commodity prices of $95.98 per Bbl of oil and a Henry Hub cash price of $6.80 per MMBtu of natural gas. The Company estimates that the PV-10 Value at December 31, 2008 would change by approximately $80 million for each dollar change in the oil price per Bbl and approximately $15 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural prices were to change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.

     Following is a preliminary reconciliation of the changes in the Company’s proved oil and natural gas reserve quantities between December 31, 2007 and December 31, 2008:

MMBOE
Balance at 12/31/2007	194.7
Sale of proved reserves	(2.5)
Estimated revisions due to price changes	(13.8)
Extensions, discoveries, improved recoveries, and other revisions	89.0
Estimated 2008 production	(17.0)

Balance at 12/31/2008	250.4

Operational Update
     Based on preliminary unaudited data, the Company’s average daily production rate for the fourth quarter of 2008 is approximately 48,235 BOE/d, a 5% sequential increase over the third quarter of 2008 average of 45,913 BOE/d. This results in an average annual production rate for 2008 of approximately 46,340 BOE/d. The Company’s preliminary fourth quarter production rate for its tertiary oil production is approximately 21,870 Bbls/d, a 10% sequential increase over the third quarter of 2008 average of 19,784 Bbls/d. The Company anticipates that it will have a $240 million non-cash fair value pre-tax gain on the Company’s derivative commodity contracts during the fourth quarter, partially offset by an anticipated full cost pool ceiling test writedown which is currently expected to be less than $150 million. The benefit of these hedges will not be included in the ceiling test calculation as the Company utilizes mark-to-market accounting (vs. hedge accounting) for its derivative contracts.
Hastings Acquisition
     The Company anticipates closing today on its previously announced purchase of the Hastings Complex, located near Houston, Texas, for an aggregate purchase price of $201 million, including approximately $4.9 million for certain surface land, oilfield equipment and other assets, scheduled to close later. Venoco, Inc. (NYSE: VQ), the seller, retained a 2% override and reversionary interest of approximately 25% following payout, as defined in the option agreement. The Hastings Complex is currently producing approximately 2,400 BOE/d, net to the acquired interest, with conventional proved reserves of approximately 7.7 MMBOE using year-end 2008 SEC prices. The Hastings proved reserves are not included in the Company’s year-end proved reserves disclosed above. The Company does not plan to commence flooding the field with carbon dioxide until 2011, after completion of the Company’s Green (CO2) pipeline currently under construction.
Management Comments
     Gareth Roberts, Chief Executive Officer, said: “We are very pleased to have a 29% increase in our proved reserves despite the fact that oil prices have dropped more than 50% since last year-end. We estimate that our break-even cost on our tertiary oil projects at today’s oil price is in the mid-twenties with a cash break-even in the upper teens. Therefore, all of our tertiary projects were economic at year-end commodity prices and we had very few reserve revisions in our tertiary operations due to lower oil prices. We have seen some savings in our operating and capital costs to date, but we are focusing on further reducing our costs in this lower price environment.”
     “Our operations and spending were generally on track with our forecasts and our previously announced 2009 forecasts remain unchanged, with a 25% year-over-year forecasted increase in our tertiary oil production during 2009, even with our curtailed projected capital spending of $750 million. While we believe that the combination of our projected cash flow, oil derivative contracts, and our bank credit line will be sufficient to meet our capital needs in 2009, we are continually looking for ways to further reduce our expenditures and/or raise additional capital from other sources to ensure that we exit 2009 with our strong balance sheet intact. We have started the construction of the Green (CO2) pipeline and expect to complete the majority of the line during 2009, with an anticipated completion of the line from Galveston Bay to Hastings Field during 2010. This pipeline will not only enable us to get CO2 to our existing Texas Gulf Coast oil properties, but is expected to provide us with a significant long-term strategic advantage in this region. We plan to come through this economic downturn poised for future growth.”
Conference Presentations
     The Company will be presenting at the J.P. Morgan Global High Yield Conference on Tuesday, February 3rd, 2009 at 8:00 AM EDT and at the Credit Suisse Energy Summit on the same day at 10:05 AM MDT. Prior to these presentations, the Company plans to update its slide presentation which will be available on Denbury’s website, www.denbury.com by Monday evening, February 2nd. The Credit Suisse presentation will be webcast, and will be available from www.denbury.com and archived on Denbury’s website for approximately 30 days thereafter.
2008 Earnings Announcement
     The Company has rescheduled its annual and fourth quarter 2008 results for Wednesday, February 25, 2009. You are invited to listen to our conference call broadcast live over the Internet on Wednesday, February 25, 2009 at 10:00 A.M. CDT. Gareth Roberts, President and Chief Executive Officer, Phil Rykhoek, Senior Vice President and Chief Financial Officer, Bob Cornelius, Senior Vice President — Operations, Tracy Evans, Senior Vice President of Reservoir Engineering, and Mark Allen, Vice President and Chief Accounting Officer will lead the call. The call may be accessed on our website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing 877-660-6853 or 201-612-7415; account number passcode 286 and conference ID passcode 299914 are both required for replay.
About the Company
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas.

The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
Finding Cost Supporting Schedule (based on unaudited preliminary estimates):

(Amounts in millions)
Total oil and gas E&P expenditures	$590
Less sales proceeds from sale / leaseback of facilities	(6)
Plus net decrease in unevaluated properties	120
Acquisitions of oil and natural gas properties	31
Net increase in proved future development costs	339

Net expenditures	$1,074

Total reserves added, excluding production and revisions due to price (in MMBOE)	89.0

Estimated finding cost	$12.07

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including commodity prices, expected proved, probable or potential reserve quantities and values relating to the Company’s oil, natural gas, and carbon dioxide reserves, estimated capital expenditures and production for 2008 and future years, completion of projects which are underway and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com